Exhibit 12

[Letterhead of Clifford Chance Rogers & Wells LLP] 200 Park Avenue New York, New York 10166

February __, 2001

Merrill Lynch Funds For Institutions Series One Financial Center Boston, Massachusetts 02111

Re:	Registration Statement on Form N-l4 (REGISTRATION NO. 333-51766)

Ladies and Gentlemen:

You have requested our opinion as to certain Federal income tax consequences of the reorganization contemplated by the Agreement and Plan of Reorganization, substantially in the form included as Exhibit I to the Registration Statement on Form N-14 of Merrill Lynch Funds For Institutions Series, a Massachusetts business trust (the “Trust”) (Reg. No. 333-51766) (the “Registration Statement”), between the Trust, on behalf of Merrill Lynch Institutional Fund (the “Acquiring Fund”), and the Trust, on behalf of Merrill Lynch Rated Institutional Fund (the “Acquired Fund”). You have advised us that each Fund has qualified and will qualify as a “regulated investment company” within the meaning of Subchapter M of Chapter 1 of the Internal Revenue Code of 1986, as amended (the “Code”), for each of its taxable years ending on or before or including the Closing Date.

In rendering this opinion, we have examined the Agreement and Plan of Reorganization, the Registration Statement, the Trust’s Declaration of Trust, as amended from time to time (the “Trust’s Charter”), the Trust’s Prospectus and Statement of Additional Information, incorporated by reference in the Registration Statement, and such other documents as we have deemed necessary or relevant for the purpose of this opinion. In issuing our opinion, we have relied upon the representation of the Trust, on behalf of the Acquired Fund and the Acquiring Fund, that the Trust’s Charter is the document pursuant to which the Acquired Fund and the Acquiring Fund has operated to date, and that the Acquired Fund and the Acquiring Fund has operated, and the Acquiring Fund will operate following the reorganization, in accordance with all laws applicable to such entity and the statements and representations made herein and in the Registration Statement. As to various questions of fact material to this opinion, where relevant facts were not independently established by us, we have relied upon statements of, and written information provided by, representatives of the Trust. We also have examined such matters of law as we have deemed necessary or appropriate for the purpose of this opinion. We note that our opinion is based on our examination of such law, our review of the documents described above, the statements and representations referred to above and in the Registration Statement and the Agreement and Plan of Reorganization, the provisions of the Code, the regulations, published rulings and announcements thereunder, and the judicial interpretations thereof currently in effect. Any change in applicable law or any of the facts and circumstances described in the Registration Statement, or inaccuracy of any statements or representations on which we have relied, may affect the continuing validity of our opinion.

Capitalized terms not defined herein have the respective meanings given such terms in the Agreement and Plan of Reorganization.

Based on the foregoing, it is our opinion that for Federal income tax purposes:

a) The transfer of all of the Acquired Fund’s assets in exchange for the Corresponding Shares and the assumption by the Acquiring Fund of certain identified liabilities of the Acquired Fund will constitute a “reorganization” within the meaning of Section 368(a)(1)(C) of the Code;

b) No gain or loss will be recognized by the Acquiring Fund upon the receipt of the assets of the Acquired Fund solely in exchange for the Corresponding Shares and the assumption by the Acquiring Fund of certain identified liabilities of the Acquired Fund;

c) No gain or loss will be recognized by the Acquired Fund upon the transfer of the Acquiring Fund’s assets to the Acquiring Fund in exchange for the Corresponding Shares and the assumption by the Acquiring Fund of certain identified liabilities of the Acquired Fund or upon the distribution of the Corresponding Shares to the shareholders of the Acquired Fund in exchange for their shares of the Acquired Fund;

d) No gain or loss will be recognized by the shareholders of the Acquired Fund upon the exchange of their Acquired Fund shares for the Corresponding Shares;

e) The aggregate tax basis for the Corresponding Shares received by a shareholder of the Acquired Fund pursuant to the reorganization will be the same as the aggregate tax basis of the Acquired Fund shares held by such shareholder immediately prior to the reorganization, and the holding period of the Corresponding Shares to be received by the shareholder of the Acquired Fund will include the period during which the Acquired Fund shares exchanged therefor were held by such shareholder (provided the Acquired Fund shares were held as capital assets on the date of the reorganization); and

f) The tax basis of the Acquired Fund’s assets acquired by the Acquiring Fund will be the same as the tax basis of such assets to the Acquired Fund immediately prior to the reorganization, and the holding period of the assets of the Acquired Fund in the hands of the Acquiring Fund will include the period during which those assets were held by the Acquired Fund.

No opinion is expressed as to the effect of the reorganization on (i) the Acquired Fund or the Acquiring Fund with respect to any asset as to which any unrealized gain or loss is required to be recognized for Federal income tax purposes at the end of a taxable year (or on the termination or transfer thereof) under a mark-to-market system of accounting, and (ii) any shareholder of the Acquired Fund that is required to recognize gains and losses for Federal income tax purposes under a mark-to-market system of accounting.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us in the Proxy Statement and Prospectus included in the Registration Statement, and to the filing of this opinion as an exhibit to any application made by or on behalf of the Trust or any distributor or dealer in connection with the registration and qualification of the Trust, on behalf of the Acquiring Fund, or the Corresponding Shares under the securities laws of any state or jurisdiction. In giving such permission, we do not admit hereby that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,